Exhibit 10.3

Director Compensation Policy

This policy is only intended to cover compensation for Directors of NxStage Medical, Inc. (the “Corporation”) who are not employees of the Corporation or have not been employees of the Corporation within the preceding 12 months (“Non-Employee Directors”). Directors who are not Non-Employee Directors shall not receive compensation from the Corporation for their services as Directors. All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Non-Employee Directors shall receive a $40,000 annual retainer, to be paid quarterly, in four equal installments, in advance. Non-Employee Directors will also be entitled to receive the following additional annual retainers, provided that committee chairs will only receive the retainers for service as committee chairs and will not also receive the retainers payable to members serving on those committees:

Additional Annual Retainers for Board Service
Board Chair	Audit Committee Chair	Compensation Committee Chair	Nominating and Governance Committee Chair	Audit Committee Member	Compensation Committee Member	Nominating and Governance Committee Member
$35,000	$20,000	$10,000	$7,000	$10,000	$5,000	$5,000

To the extent that the Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per each meeting of those committees.

Each Non-Employee Director shall also receive on the date of each annual meeting of the Corporation’s stockholders at which such Non-Employee Director is elected, an annual award of options to purchase shares of the Corporation’s Common Stock with a grant date fair value of $126,000. Each such option shall be granted under, and be subject to, the Corporation’s 2005 Stock Incentive Plan or any successor plan (the “Plan”) and shall (i) be fully vested, (ii) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the date of grant (and if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board), (iii) expire on the earlier to occur of five years after the date of grant or three months following a Non-Employee Director’s cessation of service on the Board, notwithstanding the foregoing, if a Non-Employee Director has served on the Board for three (3) full years, then the option shall expire five years after the date of grant even if such Director subsequently leaves the Board, and (iv) contain such other terms and conditions as the Board shall determine.

For each Non-Employee Director initially elected at any time other than at an annual meeting of the Corporation’s stockholders, such Non-Employee Director shall receive on the date of his or her election to the Board, an annual award of options to purchase shares of the Corporation’s Common Stock, on the same terms as set forth above, with a grant date fair value of $126,000 pro-rated for the period between the date he or she is first elected to the Board and the following May 31st.

Such share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting the Corporation’s Common Stock, or any distribution to holders of Common Stock other than an ordinary cash dividend.

Each Non-Employee Director shall have the option to elect to receive shares of the Corporation’s Common Stock in lieu of the cash compensation to be paid hereunder (an “Equity Election”). Non-Employee Directors desiring to make an Equity Election must do so in writing on the date of the annual meeting of the Corporation’s stockholders at which such Non-Employee Director is elected. The Equity Election will apply to all cash compensation to be paid after the date of the election and will remain in effect until the date of the next annual meeting of stockholders. Equity Elections may not be revoked. Non-Employee Directors who make an Equity Election shall receive quarterly grants of Common Stock, on the last business day of any calendar quarter hereunder (a “Quarterly Grant Date”), in an amount equal to the quotient of the total cash consideration such Non-Employee Director is due during that quarter (quarterly retainers plus any ad-hoc meeting fees) divided by the closing price of the Corporation’s Common Stock on the Quarterly Grant Date on the Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded (and if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board). Shares shall be granted under, and be subject to, the Plan.

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